Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

Material  Technologies,  Inc.  (the "Corporation"), a Delaware corporation,

DOES  HEREBY  CERTIFY:

FIRST:  That  the  Corporation's Board of Directors adopted by unanimous written consent  resolutions  proposing  the  following  amendments to the Corporation's Certificate  of  Incorporation  and  declaring these amendments to be advisable:

NOW, THEREFORE, BE IT RESOLVED, that Article 4 of this Corporation's Certificate of  Incorporation  shall  be  amended  in  its  entirety  to  read  as  follows:

FOURTH:  The  Corporation  is  authorized  to  issue  one  hundred  million (100,000,000) shares of stock all of which stock shall have a par value of $.001 per  share  in  classes  as  follows:

a.  One hundred million (100,000,000) shares of stock designated as "Common Stock",  $.001 par value and one hundred thousand (100,000) shares of stock designated  as  "Class  B  Common  Stock",  $.001 par value. The holders of Common  Stock  shall be entitled to receive such dividends out of the funds or  assets  of  the Corporation legally available therefor as, from time to time,  the  Board  of  Directors may declare. The holders of Class B Common Stock  shall  not  be  entitled to receive dividends. The holders of Common Stock  and the holders of Class B Common Stock shall vote as a single class on  all  matters  submitted  to  a vote of stockholders, with each share of Common  Stock  entitled  to  one  (1) vote and each share of Class B Common Stock  entitled  to  five  hundred  (500) votes. In all other respects, the Common  Stock  and  Class  B  Common  Stock  shall  be  identical.

b. Nine hundred thousand (900,000) shares of stock designated as "Preferred Stock", $.001 par value. The Board of Directors is granted the authority by resolution  to authorize the corporation to issue one or more series of the Preferred  Stock and to determine the voting powers, full or limited, or no voting  powers,  and  such  designations,  preferences  and  relative, participating, optional or other special rights of each and every series of Preferred Stock and the qualifications, limitations or restrictions on such preferences  and/or  rights.

RESOLVED  FURTHER that the Directors are authorized and directed to take any and all  actions  necessary  and  in  accord  with  applicable  law to implement the resolutions  relating  to  amending  the Certificate of Incorporation as set out above  and  to  delegate  reasonable  authority to the Corporation's officers to implement  those  actions  including  but  not  limited  to  the  filing  of any certificates  or  other  instruments.

SECOND:  That,  in  accordance with Section228 of the General Corporation Law of Delaware  and  in  lieu  of a meeting and vote of stockholders, the stockholders holding  a  majority  of  the votes of this Corporation have given their written consent  to  these  amendments.

THIRD:  That  these  amendments  were  duly  adopted  in  accordance  with  the applicable provisions of Section s 242 and 228 of the General Corporation Law of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by Robert  M.  Bernstein its Chief  Executive Officer, and attested by Marjolein Ripassa, its  Assistant  Secretary,  this  16th day  of  February 2000.

MATERIAL TECHNOLOGIES, INC.

By: /s/ Robert M. Bernstein
       Robert M. Bernstein, Chief Executive Officer

Attest: /s/ Marjolein Ripassa
             Marjolein Ripassa, Assistant Secretary

Attest:

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